Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-83521
PROSPECTUS

                              TERA COMPUTER COMPANY

                        15,859,336 shares of Common Stock

     These shares of Common Stock are being offered and sold from time to time by certain of our current shareholders.

     The selling shareholders may sell the shares from time to time at fixed prices, market prices, prices computed with formulas based on market prices, or at negotiated prices, and may engage a broker or dealer to sell the shares. For additional information on the selling shareholders' possible methods of sale, you should refer to the section of this prospectus entitled "Plan of Distribution" on page 6. We will not receive any proceeds from the sale of the shares, but will bear the costs relating to the registration of the shares.

     Concurrent with this offering, several shareholders, including selling shareholders named in this prospectus, are offering an aggregate of 4,892,766 shares of our common stock under other prospectuses contained in registration statements filed by us.

     Our Common Stock is traded on the Nasdaq National Market under the symbol "TERA." On September 1, 1999, the closing price for our Common Stock was $4.75 per share.

                         -------------------------------

     The shares offered in this prospectus involve a high degree of risk. You should carefully consider the "Risk Factors" contained in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999 filed with the Securities and Exchange Commission on August 16, 1999 and in our future filings made with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, in determining whether to purchase shares of our Common Stock.

                        -------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                         -------------------------------

                The date of this Prospectus is September 2, 1999.

                                TABLE OF CONTENTS

        Section                                                 Page
        -------                                                 ----
        Our Business ..........................................  3
        Selling Shareholders ..................................  3
        Plan of Distribution ..................................  7
        Experts ...............................................  9
        Limitation of Liability and Indemnification ...........  9
        Information Incorporated by Reference .................  9
        Available Information ................................. 11


     You should rely only on information contained or incorporated by reference in this prospectus. See "Information Incorporated by Reference" on page 10. Neither Tera nor the selling shareholders have authorized any other person to provide you with information different from that contained in this prospectus.

     The shares of Common Stock are not being offered in any jurisdiction where the offering is not permitted.

                                  OUR BUSINESS

     Tera Computer Company designs, builds and sells high-performance computer systems, sometimes referred to as "supercomputers." Our executive offices are located at Merrill Place, Suite 600, 411 First Avenue South, Seattle, WA 98104-2860, and our telephone number is (206) 701-2000.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information as of August 12, 1999 regarding the selling shareholders ownership of our common stock and as adjusted to reflect the selling shareholders ownership of out common stock if all shares covered by this prospectus are sold. The shares covered by this prospectus include:

     o shares of common stock issued to certain of the selling shareholders in a private placement in June 1999;

     o shares of common stock issuable upon exercise of warrants issued to certain of the selling shareholders as part of the private placement in June 1999 for no additional consideration. All warrants are exercisable only for cash at $4.72 per share and expire in three years;

     o shares of common stock issuable upon exercise of warrants issued to certain of the selling shareholders as payment for services and fees in connection with the June 1999 private placement;

     o shares of common stock issuable upon exercise of warrants issued to certain of the selling shareholders in exchange for their agreement to eliminate their rights to receive additional shares of common stock pursuant to certain "reset" rights granted by us;

     o shares of common stock, and shares of common stock issuable upon exercise of warrants, issued to certain selling shareholders in June 1999 in exchange for our 8% subordinated convertible promissory notes and warrants held thereby; and

     o shares of common stock issuable upon exercise of a warrant and conversion of a promissory note issued to Compunetics, Inc., a selling shareholder and supplier to the Company, as payment for parts and services.

     The selling shareholders' percentage of ownership after this offering is based on 23,797,854 shares of common stock that were outstanding as of August 12, 1999, and assumes no exercise of any outstanding options or warrants after August 12, 1999.

                                                                       Ownership After Offering
                                            Shares                      if All Shares Offered
                                             Owned         Shares          Hereby Are Sold
                                          Prior to          Being     -------------------------
Selling Shareholder                       Offering        Offered         Shares        Percent
-------------------                     ----------     ----------     ----------     ----------
Douglas D. Adkins                           21,642         43,284            -0-            -0-

Advantage Fund II Ltd.                     723,729      1,149,675        300,000              *

Ramsey M. Al-Salam                           1,941          3,882            -0-            -0-

Robert M. Arnold                            21,628         43,256            -0-            -0-

Paul Asnes                                     -0-          3,000            -0-            -0-

Banca del Gottardo                       2,301,695      3,401,404      1,200,000           3.0%

Robert J. Baynham                            1,941          3,882            -0-            -0-

Robert W. Bellano and                       21,186         42,372            -0-            -0-
Suzanne Bellano

Harvey Bibicoff                             25,000         50,000            -0-            -0-

Edward W. Bulchis                            8,195         16,390            -0-            -0-

James A. Capwill                           211,864        423,728            -0-            -0-

David V. Carlson                             4,745          9,490            -0-            -0-

Castle Creek Technology                  1,059,322      2,118,644            -0-            -0-
Partners, LLC

Compunetics, Inc.                              -0-        130,137            -0-            -0-

David N. Cutler                             26,927         43,134          5,360              *

Christopher J. Daly-Watson                     216            432            -0-            -0-

James J. Darr                               21,186         42,373            -0-            -0-

Elliott Associates, L.P.                   105,932        211,864            -0-            -0-

Jack Erlanger                               32,000         73,000            -0-            -0-

Meryl Erlanger                               3,000          6,000            -0-            -0-

Daniel J. Evans                             31,143         21,636         20,325              *

                                      -4-

                                                                       Ownership After Offering
                                            Shares                      if All Shares Offered
                                             Owned         Shares          Hereby Are Sold
                                          Prior to          Being     -------------------------
Selling Shareholder                       Offering        Offered         Shares        Percent
-------------------                     ----------     ----------     ----------     ----------
S. Marcus Finkle                            60,000        120,000            -0-            -0-

William T. Frantz                        1,822,007        434,688      1,604,663           4.0%

Friedlander International Limited        1,059,322      2,118,644            -0-            -0-

Friedlander Limited Partnership            105,932        211,864            -0-            -0-

Richard J. Garibaldi                        31,780         63,560            -0-            -0-

Genesee Fund Limited - Portfolio B         523,729      1,005,580        100,000              *

Harpel Family Partnership                   46,610         93,220            -0-            -0-

Harpel International Ltd.                   46,610         93,220            -0-            -0-

Harpel Partners, L.P.                      237,289        474,578            -0-            -0-

Harpel Select Growth, L.P.                 105,932        211,864            -0-            -0-

Harpel Ventures Partners                    42,373         84,746            -0-            -0-

Iver Heath                                  10,000         20,000            -0-            -0-

John B. Jacobs                              10,784         21,568            -0-            -0-

Koch Industries, Inc.                      400,000        271,289        400,000           1.0%

Laura M. Limber                             36,017         72,034            -0-            -0-

David J. Maki                                1,510          3,020            -0-            -0-

Alan O. Maxwell                            266,260         43,180        244,670              *

Paul T. Meikeljohn                           3,019          6,038            -0-            -0-

Merrill Place LLC                           34,771         69,542            -0-            -0-

Montrose Investments Ltd.                  635,593      1,271,186            -0-            -0-

Karen G. Olah                               20,000         40,000            -0-            -0-

Timothy R. Pask                             52,966        105,932            -0-            -0-

Dov Perlysky                                15,890         31,780            -0-            -0-

Elizabeth Reisen Executrix                  12,009         24,018            -0-            -0-

Elizabeth Reisen Investment Ltd.             8,226         16,452            -0-            -0-

                                      -5-

                                                                       Ownership After Offering
                                            Shares                      if All Shares Offered
                                             Owned         Shares          Hereby Are Sold
                                          Prior to          Being     -------------------------
Selling Shareholder                       Offering        Offered         Shares        Percent
-------------------                     ----------     ----------     ----------     ----------

Reisen Family Investment                    30,612         61,224            -0-            -0-
Partnership

Ruki D. Renov                               52,966        105,932            -0-            -0-

Gary W. Schiele                             21,186         42,372            -0-            -0-

Esther Stahler                              15,890         31,780            -0-            -0-

Stoel Rives Retirement                      38,744         43,274         17,107              *
Plan FBO Kenneth W. Johnson

Strong River Investments, Inc.             211,864        423,728            -0-            -0-

John W. Titcomb, Jr.                       221,564         43,246        199,941              *

Gary Voigt                                  31,780         63,560            -0-            -0-

WBW Trust Number One                       402,300         86,770        358,915              *

Westgate International, L.P.               105,932        211,864            -0-            -0-

--------------

*    Less than 1%

     The shares of common stock listed as owned by Banca del Gottardo after this offering, together with 1,311,111 shares issuable upon exercise of warrants, have been registered for offer and sale by Banca del Gottardo in a Registration Statement on Form S-3, Registration No. 333-76223. Banca del Gottardo has represented to us that it purchased our common stock and warrants for its own account and on behalf of its private banking and other clients, and that no client or group of affiliated clients owns more than one percent of our outstanding common stock.

     The shares of common stock listed as owned by Advantage Fund II Ltd., Genesee Fund Limited-Portfolio B, and Koch Industries, Inc. after this offering have been registered for offer and sale by these selling shareholders in a Registration Statement on Form S-3, Registration No. 333-83523.

     The shares of common stock listed as owned by David N. Cutler, Daniel J. Evans, John W. Titcomb, and Stoel Rives Retirement Plan FBO Kenneth W. Johnson after this offering excludes shares issuable upon exercise of outstanding options that are or will be fully exercisable by Messrs. Cutler, Evans, Titcomb, and Johnson within sixty days after the date of this prospectus. The shares of common stock listed as owned by William T. Frantz after this offering excludes shares issuable upon exercise of outstanding warrants held by Mr. Frantz.

     Except as set forth below, none of the selling shareholders has held any positions or office or had any other material relationship with us or any of our affiliates within the past three years:

     o David N. Cutler, Daniel J. Evans, and John W. Titcomb, Jr., are directors of Tera.

     o Kenneth W. Johnson, the beneficiary of the Stoel Rives Retirement Plan account listed as a selling shareholder, is an executive officer of Tera.

     o William T. Frantz beneficially owned more than ten percent, and each of Alan O. Maxwell and the WBW Trust Number One beneficially owned more than five percent, of our outstanding common stock within the past three years.

     o In March 1999 Tera issued an option to purchase additional shares of Common Stock to Banca del Gottardo. This option was cancelled in connection with the June 1999 private placement.

     In recognition of the fact that the selling shareholders may wish to be legally permitted to sell their shares when they deem appropriate, we have agreed with the selling shareholders to file with the Securities and Exchange Commission ("SEC"), under the Securities Act of 1933 (the "Securities Act"), a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares, and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the shares are no longer required to be registered for sale by the selling shareholders.

                              PLAN OF DISTRIBUTION

     Tera is registering the shares covered by this prospectus for the selling shareholders. As used in this prospectus, "selling shareholders" includes the pledgees, donees, transferees or others who may later hold the selling shareholders' interest. Tera will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares. Tera and the selling shareholders each have agreed to indemnify the other against certain liabilities, including liabilities arising under the Securities Act, that relate to statements or omissions in the registration statement of which this prospectus forms a part.

     The selling shareholders may sell the shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. In addition, the selling shareholders may sell some or all of their shares through:

     o a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

     o purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

     o ordinary brokerage transactions and transactions in which a broker solicits purchases.

     When selling the shares, the selling shareholders may enter into hedging transactions. For example, the selling shareholders may:

     o enter into transactions involving short sales of the shares by broker-dealers;

     o sell shares short themselves and redeliver such shares to close out their short positions;

     o enter into option or other types of transactions that require the selling shareholder to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

     o loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

     The selling shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. However, the selling shareholders and any broker-dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of the
Section 2(a)(11) of the Securities Act. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If the selling shareholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

     In addition to selling their shares under this prospectus, the selling shareholders may:

     o agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act;

     o transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

     o sell their shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

     Upon notification by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the material terms of the transaction. In addition, we will file a supplement to this prospectus if a selling shareholder notifies us that a donee or pledgee intends to sell more than 500 shares.

                                     EXPERTS

     The balance sheets of Tera Computer Company as of December 31, 1997 and 1998 and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998, incorporated by reference into this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports with respect thereto, which includes an explanatory paragraph concerning our ability to continue as a going-concern. These financial statements have been incorporated in reliance on the reports of such firm given upon their authority as experts in accounting and auditing.

                   LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our Restated Articles of Incorporation provide that, to the fullest extent permitted by the Washington Business Corporation Act, our directors will not be liable for monetary damages to Tera or its shareholders, excluding, however, liability for acts or omissions involving intentional misconduct or knowing violations of law, illegal distributions or transactions from which the director receives benefits to which the director is not legally entitled. Our Restated Bylaws provide that Tera will indemnify its directors and, by action of the Board of Directors, may indemnify its officers, employees and other agents to the fullest extent permitted by applicable law, except for any legal proceeding that is initiated by such directors, officers, employees or agents without authorization of the Board of Directors.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Tera pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" our publicly-filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders have sold all the shares.

     The following documents filed with the SEC are incorporated by reference in this prospectus:

     1. Our Annual Report on Form 10-K for the year ended December 31, 1998 and Amendments 1 and 2 thereto as filed with the SEC on August 17, 1999 and August 26, 1999, respectively;

     2. Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 and Amendment No. 1 thereto filed with the SEC on August 16, 1999;

     3. Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999;

     4. Our Current Report on Form 8-K for the event of May 21, 1999, as filed with the SEC on July 21, 1999;

     5. Our Current Report on Form 8-K for the event of June 25, 1999, as filed with the SEC on June 29, 1999;

     6. Our Current Report on Form 8-K for the event of June 21, 1999, as filed with the SEC on June 30, 1999;

     7. Our Current Report on Form 8-K for the event of March 22, 1999, as filed with the SEC on March 25, 1999;

     8. Our Current Report on Form 8-K for the event of March 10, 1999, as filed with the SEC on March 25, 1999; and

     9. The description of our common stock set forth in our Registration Statement on Form SB-2 (Registration No. 33-95460-LA), including any amendment or report filed for the purpose of updating such description, as incorporated by reference in our Registration Statement on Form 8-A (Registration No. 0-26820), including the amendment thereto on Form 8-A/A.

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any requests for documents to Investor Relations, Tera Computer Company, 411 First Avenue South, Suite 600, Seattle, Washington 98104, Telephone (206) 701-2000.

     The information relating to Tera contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents.

                              AVAILABLE INFORMATION

     This prospectus is part of a Registration Statement on Form S-3 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with SEC rules.

     We file annual, quarterly and special reports and other information with the SEC. You may read and copy the Registration Statement and any other document that we file at the SEC's public reference rooms located at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov or through our web site at http://www.tera.com.

     Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. You should refer to the copy of such contract or other document filed as an exhibit to the Registration Statement.